EXHIBIT 10.3

RESTRICTED STOCK AWARD AGREEMENT

UNDER THE UNIFIRST CORPORATION AMENDED 1996 STOCK INCENTIVE PLAN

Name of Grantee:	Ronald D. Croatti
No. of Shares:	50,000
Grant Date:	April 5, 2010

Pursuant to the UniFirst Corporation Amended 1996 Stock Incentive Plan, as amended (the “Plan”), UniFirst Corporation (the “Company”) hereby grants a Restricted Stock Award (an “Award”) to the Grantee named above with respect to the number of shares of Common Stock, par value $0.10 per share, of the Company (the “Stock”) set forth above (the “Shares”). Upon acceptance of this Award, the Grantee shall receive the number of Shares of Stock specified above, subject to the restrictions and conditions set forth herein. The Company acknowledges the receipt from the Grantee of consideration with respect to the par value of the Stock in the form of past or future services rendered to the Company by the Grantee or such other form of consideration as is acceptable to the Compensation Committee of the Board of Directors of the Company (the “Administrator”).

1.                  Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award by (i) signing and delivering to the Company a copy of this Award Agreement, and (ii) delivering to the Company a stock power endorsed in blank. Upon acceptance of this Award by the Grantee, the Shares of Restricted Stock so accepted shall be issued and represented by a stock certificate, and the Grantee’s name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a stockholder with respect to such Shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Section 2 below.

2.	Restrictions and Conditions.

(a)       Any stock certificate for the Shares of Restricted Stock granted hereby shall bear an appropriate legend, as determined by the Administrator in its sole discretion, to the effect that such Shares are subject to restrictions as set forth herein.

(b)       Shares of Restricted Stock granted herein may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting, except as set forth in Sections 2(c), (d) and (e) below.

(c)       The Grantee may at any time from and after the Grant Date transfer (each, a “Transfer”) all or a portion of such Shares of Restricted Stock (the “Transferred Restricted Shares”) to any holder of shares of Class B Common Stock of the Company in exchange for an identical number of shares of Class B Common Stock of the Company (the “Transferred Class B Shares”). From and after the date of any Transfer, (i) all restrictions and conditions on the Transferred Restricted Shares set forth herein and in the Plan shall immediately and automatically lapse such that the Transferred Restricted Shares shall no longer be Restricted Stock and (ii) such restrictions shall immediately and automatically attach to the Transferred Class B Shares to the same extent as such restrictions attached to the Transferred Restricted Shares immediately prior to their Transfer.

(d)       In addition, the Grantee may at any time from and after a Transfer, transfer all or any portion of the Transferred Class B Shares to any party in exchange for an identical number of shares of Common Stock (“Common Shares”) of the Company (each, a “Subsequent Transfer”). From and after the date of any Subsequent Transfer, (i) all restrictions and conditions that attached to the Transferred Class B Shares shall immediately and automatically lapse such that the Transferred Class B Shares shall no longer be Restricted Stock and (ii) such restrictions shall immediately and automatically attach to the Common Shares to the same extent as such restrictions attached to the Transferred Class B Shares immediately prior to their Subsequent Transfer.

(e)       There shall be no limitations or restrictions on (i) the aggregate number of Transfers or Subsequent Transfers or (ii) the number of times that the same shares may be Transferred or Subsequently Transferred, pursuant to Sections 2(c) and (d) above.

3.	Vesting of Restricted Stock.

(a)       The restrictions and conditions in Section 2 of this Agreement shall lapse on the Vesting Date or Dates specified in the following schedule so long as the Grantee remains an employee of the Company or a Subsidiary on such Dates. The restrictions and conditions in Section 2 shall lapse only with respect to the number of Shares of Restricted Stock specified as vested on such date.

Number of Shares Vested	Vesting Date
8,333	April 5, 2011
8,333	April 5, 2012
8,333	April 5, 2013
8,333	April 5, 2014
8,333	April 5, 2015
8,335	April 5, 2016

Subsequent to such Vesting Date or Dates, the Shares on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock. The Administrator may at any time accelerate the vesting schedule specified in this Section 3.

(b)       If the Grantee’s employment with the Company and its Subsidiaries is terminated without Cause or by reason of death or Disability prior to vesting of Shares of Restricted Stock granted herein, all Shares of Restricted Stock shall immediately and automatically vest in full and no longer be deemed Restricted Stock.

4.	Dividends. Dividends on Shares of Restricted Stock shall be paid currently to the Grantee.

5.                  Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan; provided that in the event of any inconsistencies between the provisions of this Award and the provisions of the Plan, the provisions of this Award shall control. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein; provided, that the capitalized terms set forth in Section 3(b) hereof which are not otherwise defined herein shall have the respective meanings set forth in the Employment Agreement referred to in Section 8 hereof.

6.                  Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for U.S. federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any U.S. federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have the required minimum tax withholding satisfied, in whole or in part, by authorizing the Company to withhold from the Shares a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

7.                  Election Under Section 83(b). The Grantee and the Company hereby agree that the Grantee may not file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code.

8.                  No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time, subject to the terms of that certain Employment Agreement, dated as of April 5, 2010, as amended from time to time, between the Company and the Grantee.

9.                  Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

UNIFIRST CORPORATION

By:	/s/ Donald J. Evans
Name: Donald J. Evans
Title: Lead Director

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:	April 5, 2010	/s/ Ronald D. Croatti

Grantee’s Signature

Grantee’s name and address:

Ronald D. Croatti

c/o UniFirst Corporation

68 Jonspin Road

Wilmington, MA 01887